Investor Contacts:                                        Dow Jones & Company
Mark Donohue                                              200 Liberty Street
Director, Investor Relations                                New York, NY 10281
(609) 520-5660

Richard Zannino
Executive Vice President, COO
(212) 416-4205

Media Contact:
Brigitte Trafford
Vice President, Communications
(212) 416-3213



                        DOW JONES & COMPANY ANNOUNCES
                         FIRST QUARTER 2003 RESULTS
                        Provides 2nd Quarter Outlook


NEW YORK, N.Y. (April 10, 2003)-- Dow Jones & Company (NYSE: DJ) announced today that it earned 82 cents per diluted share during the first quarter ended March 31, 2003, compared to $1.53 per diluted share in the first quarter of 2002. Excluding the special items detailed below, the Company earned 12 cents per diluted share, an increase of 50.0% compared to the 8 cents per diluted share earned in the first quarter 2002.

     First quarter 2003 special items netted to a gain of 70 cents. This included a non-cash gain of 73 cents per diluted share from the reversal of a 1998 reserve for loss contingencies related to the sale of Telerate to Bridge Information Systems that were settled in Bridge's bankruptcy proceedings, and a charge of 3 cents per diluted share for accretion of discount for contract guarantee obligations. Special items in the first quarter of 2002 netted to a gain of $1.45 per diluted share. This included a gain of $1.49 per diluted share from the sale of four Ottaway Newspaper properties and a charge of 4 cents per diluted share to accrete discount for contract guarantee obligations. Please refer to the attached financial exhibits and notes for more details on the Company's results and special items.

     Revenue of $358.2 million declined 8.8% in the first quarter of 2003, with U.S. Wall Street Journal linage declining 11.0% in the quarter compared to the first quarter 2002. Operating expenses were $340.7 million, down 10.5% from the first quarter of 2002 and operating income was $17.6 million, up 42.8% from last year. Operating income as a percent of revenues was 4.9%, compared to 3.1% last year.

     Dow Jones also said that, assuming war effects persist through much of the second quarter, it expects earnings per share before special items in the quarter to be in the mid-teens cents per share range, compared to 25 cents per share in the second quarter 2002. This assumes that second quarter 2003 linage at the U.S. Wall Street Journal declines in the mid-teens percentage range compared to the second quarter 2002. Based on currently anticipated special items that may occur in the second quarter 2003, the Company expects reported earnings per share to be in the mid-20 cents per share range, compared with 64 cents per share in the second quarter 2002. Please refer to the attached table for a reconciliation of the Company's second quarter 2003 earnings estimates.

     Peter R. Kann, chairman and CEO of Dow Jones & Company, said: "We continue to be hampered by the persistently difficult business and advertising environment, especially in our core financial and technology advertising segments, further exacerbated by the war in Iraq. At the same time, however, we continue to invest in our products, improve our operating performance and control our spending, laying the groundwork for much better results - and stronger shareholder returns - as business recovers."

     Rich Zannino, executive vice president and chief operating officer of Dow Jones added: "While we can't control the business environment, business confidence or geopolitical events and their impact on advertising, we are aggressively controlling all we can. One result is improved bottom lines at each of our business segments in the first quarter. Other results include increased color and consumer advertising at the Journal, increased ad volume at our international Journal editions, the launch of Dow Jones NewsPlus, price increases for a number of our products, improved financial performance at the Online Journal and our equity investments, tight control of spending, and improved organizational effectiveness. We continue to successfully execute these and the other initiatives outlined in Business Now, our strategic plan, enabling us to take full advantage of an improving environment, when it arrives."


Segment Results

     Print publishing results were depressed by the continued difficult global advertising environment, especially in our core financial and technology segments. Revenues declined 9.2% in the first quarter to $214.4 million. Advertising linage at The Wall Street Journal (U.S.) fell 11.0% (down 20.0% per issue in March) while per issue linage at the international editions of the Journal were up 11.9% (up 6.0% in March). Barron's ad pages were down 23.7% per issue in the quarter (down 30.6% in March). The print publishing segment had an operating loss of $4.7 million in the first quarter, an improvement of 46.6% from the prior year period.

     Electronic publishing continued to post strong results. Revenues in the first quarter were $79.2 million, up 1.8% from the prior year period. Operating income was $16.8 million, up 10.5% from last year, and operating margins improved to 21.3% this year from 19.6% last year, driven by improved performance at Indexes/Ventures and Consumer Electronic Publishing. Paid subscribers to The Wall Street Journal Online, the largest paid subscription news site on the web, reached 675,000 as of March 31, 2003, up 5.5% over March 31, 2002.

     Ottaway community newspapers continued its steady performance (results discussed here exclude operations divested and acquired during the last 12 months). Revenue increased 2.7% in the first quarter to $63.6 million. Advertising linage increased 0.1% in the first quarter (linage was down 5.2% in March). Ottaway operating income was up 1.6% to $12.5 million in the first quarter with an operating margin of 19.6% compared to 19.8% last year.

     During the first quarter, the Company repurchased 556,000 shares of its common stock at an aggregate cost of $19.8 million. The
Company ended the first quarter 2003 with $119.9 million in debt, compared to $92.9 million at the end of 2002.

     As previously announced, the Company will host an earnings conference call at 10:00 a.m. Eastern standard time today. The call can be accessed via a live webcast through the Investor Relations section of the Company's Web site, www.dowjones.com, or listen-only
dial-in conference lines, by dialing 706-643-1846.   A replay of the
conference call and the full text of the prepared remarks will be available on the Company's Web site in the Investor Relations section shortly after the call concludes.

     Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.


Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including the cyclical nature of the company's business and the strong negative impact of economic downturns, including the continuing effect of the war in Iraq, on advertising revenues; the severe weaknesses in the current technology and financial advertising markets; the extent of any recovery in the economy; the risk that the company will not benefit from any recovery in the economy; and such other risk factors as may be included from time to time in the company's reports filed with the Securities and Exchange Commission.

                            Dow Jones & Company
                             Earnings Summary                            5
                               (Unaudited)

(in thousands, except
per share amounts)                                  Quarters Ended March 31
                                                    2003               2002
                                                --------           --------
Reported results:

   Revenues                                     $358,230           $392,891

   Operating income                               17,579             12,306

   Net income                                     66,932            129,825

   Effective tax rate*                               8.8%              19.7%

   Diluted EPS                                      $.82              $1.53



Excluding items described in Note 2:

   Net income                                     $9,721             $6,884

   Effective tax rate*                              40.0%              40.0%

   Diluted EPS                                      $.12               $.08

   EPS percentage change                            50.0%             (52.9)%


*The effective income tax rate is net of minority interests.


See notes to financial information on page 10.


Reconciliation of Second Quarter Earnings Outlook

                                                            Quarters Ended June 30,
                                                         2003 Guidance      2002 Actual
                                                        ---------------     -----------
Reported earnings per share                             mid-20 cents           $.64
                                                        per share range**
Adjusted to remove:
  Gain on sale of ONI property                                                  .45
  Potential gain on exchange of WSJ Europe
    and Handelsblatt interests                                .14
  Restructuring charge related to a workforce reduction                        (.07)
  Special gains at equity method investments                                    .05
  Contract guarantee                                         (.03)             (.04)
                                                        ------------       -----------
EPS before special items                                mid-teens cents        $.25
                                                        per share range

**Based on special items currently anticipated.


                            Dow Jones & Company
                  Condensed Consolidated Statements of Income             6
                                  (Unaudited)


 (in thousands, except
 per share amounts)                                 Quarters Ended March 31
                                                    2003               2002
                                                --------           --------
Revenues:
Advertising                                     $190,508           $219,868
Information services                              71,856             71,631
Circulation and other                             95,866            101,392
                                                --------           --------
Total revenues                                   358,230            392,891

Expenses:
News, operations and development                 115,295            127,032
Selling, administrative and general              129,022            152,126
Newsprint                                         23,071             26,778
Print delivery costs                              45,906             47,252
Depreciation and amortization                     27,357             27,397
                                                --------           --------
Operating expenses                               340,651            380,585
                                                --------           --------

Operating income                                  17,579             12,306

Other income (deductions):
Investment income                                     74                 90
Interest expense                                    (453)            (1,589)
Equity in losses of
 associated companies                             (1,849)            (2,450)
Gain on reversal of Telerate sale
  loss contingency                                59,821
Gain on sale of businesses                                          153,407
Contract guarantee                                (2,610)            (3,178)
Other, net                                           439                755
                                                --------           --------
Income before income taxes and
 minority interests                               73,001            159,341
Income taxes                                       6,481             31,878
                                                --------           --------
Income before minority interests                  66,520            127,463
Minority interests                                   412              2,362
                                                --------           --------
Net income                                      $ 66,932           $129,825
                                                ========           ========
Net income per share:
  - Basic                                           $.82              $1.54
  - Diluted                                         $.82               1.53
Weighted-average shares outstanding:
  - Basic                                         81,791             84,319
  - Diluted                                       82,028             84,849

See notes to financial information on page 10.

                            Dow Jones & Company
                            Segment Information                           7
                                 (Unaudited)


(dollars in thousands)                              Quarters Ended March 31
                                                    2003               2002
                                                --------           --------
Revenues:
Print publishing                                $214,424           $236,048
Electronic publishing                             79,187             77,800
Community newspapers:
  Comparable operations                           63,635             61,977
  Divested/acquired operations                       984             17,066
                                                --------           --------
  Consolidated revenues                          358,230            392,891

Percentage change in revenues
 excluding divested/acquired operations             (4.9)%            (14.9)%

Operating income:
Print publishing                                  (4,685)            (8,777)
Electronic publishing                             16,831             15,227
Community newspapers:
  Comparable operations                           12,483             12,285
  Divested/acquired operations                        98              3,778
Corporate                                         (7,148)           (10,207)
                                                --------           --------
  Consolidated operating income                 $ 17,579           $ 12,306
                                                ========           ========
Operating margin:
Print publishing                                    (2.2)%             (3.7)%
Electronic publishing                               21.3               19.6
Community newspapers:
  Comparable operations                             19.6               19.8
  Divested/acquired operations                      10.0               22.1

  Consolidated operating margin                      4.9                3.1


Depreciation and amortization (D&A):
Print publishing                                $ 17,680           $ 17,016
Electronic publishing                              6,790              6,735
Community newspapers:
  Comparable operations                            2,704              2,813
  Divested/acquired operations                        54                593
Corporate                                            129                240
                                                --------           --------
  Consolidated D&A                              $ 27,357           $ 27,397
                                                ========           ========


See notes to financial information on page 10.


                             Dow Jones & Company
                   Supplemental Segment Revenue Information                8
                                  (Unaudited)


(in thousands)                                      Quarters Ended March 31
                                                    2003               2002
                                                --------           --------
Print Publishing:

U.S. Publications:
   Advertising                                  $129,857           $148,166
   Circulation and other                          66,390             67,092

International Publications:
   Advertising                                     9,993             11,711
   Circulation and other                           8,184              9,079
                                                --------           --------
       Total                                     214,424            236,048

Electronic Publishing:

Dow Jones Newswires:
   Domestic                                       43,365             45,809
   International                                  10,611             11,975
                                                --------           --------
       Total Newswires                            53,976             57,784
Consumer Electronic Publishing(*)                 15,371             12,792
Dow Jones Indexes/Ventures                         9,840              7,224
                                                --------           --------
       Total                                      79,187             77,800

Community Newspapers:

Advertising
  Comparable operations                           44,931             43,343
  Divested/acquired operations                       760             12,016
                                                --------           --------
       Total advertising                          45,691             55,359

Circulation and other
  Comparable operations                           18,704             18,634
  Divested/acquired operations                       224              5,050
                                                --------           --------
       Total circulation and other                18,928             23,684

       Total                                      64,619             79,043
                                                --------           --------
   Total segment revenues                       $358,230           $392,891
                                                ========           ========

(*) Includes WSJ.com, related vertical sites, licensing/business development and radio/audio.


See notes to financial information on page 10

                            Dow Jones & Company
                          Statistical Information                         9
                                 (Unaudited)


                                                    Quarters Ended March 31
                                                    2003               2002
                                                    ----               ----
                                                                      <C.
Advertising Volume
Year-Over-Year Percentage Change:

The Wall Street Journal
   General                                           2.5%             (14.0)%
   Technology                                      (28.5)             (39.8)
   Financial                                       (37.5)             (33.3)
   Classified                                       15.3              (17.1)
    Total                                          (11.0)             (26.2)

The Asian Wall Street Journal                        5.6              (44.5)
The Wall Street Journal Europe                      22.1              (42.8)
Barron's                                           (17.3)             (23.8)

Ottaway Newspapers (*)
   Daily                                            (0.5)              (2.6)
   Non-daily                                         3.1                1.3
   Total                                             0.1               (2.0)

Wall Street Journal advertising as a
 percentage of total Journal linage:

    General                                         43.2%              37.5%
    Technology                                      16.9               21.0
    Financial                                       16.3               23.3
    Classified                                      23.6               18.2



Other statistics:                                              March 31        March 31
                                                                   2003            2002
                                                               --------        --------
Dow Jones Newswires terminals                                   303,000         348,000
WSJ.com subscribers                                             675,000         640,000
WSJ.com unique visitors/business day                            129,000         112,000
Average monthly unique visitors to the Journal Network (**)   5,454,000             N/A
Average monthly page views to the Journal Network (**)       71,295,000             N/A

(*) Percentage excludes divested/acquired operations
(**) In conjunction with the relaunch of WSJ.com, page views and unique visitors statistics are calculated under a new methodology, prior year figures are not available on a comparable basis.  Journal Network consists of WSJ.com and related vertical sites.

                            Dow Jones & Company
                       Notes to Financial Information                    10

1. The company's calculation of net income and earnings per share excluding certain items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding certain items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as a measure of performance. However, management uses these measures in comparing the company's historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the company's performance relative to prior periods and its competitors.


2. The following table reconciles reported results to income adjusted for certain items for the quarters ended March 31, 2003 and 2002.

                                            Quarters Ended March 31
(in millions, except                        2003                   2002
per share amounts)                  Pre-Tax   Net    EPS   Pre-Tax    Net    EPS
                                    ------- -----  -----   -------   -----  -----
Reported                              $73.0 $66.9  $ .82    $159.3  $129.8  $1.53

Adjusted to remove:
Included in non-operating income:
  Contract guarantee  (a)              (2.6) (2.6)  (.03)     (3.2)   (3.2)  (.04)
  Gain on reversal of Telerate sale
     loss contingency  (b)             59.8  59.8    .73
  Sale of ONI properties  (c)                                153.4   126.1   1.49
                                    ------- -----  -----   -------  ------  -----
Adjusted                              $15.8 $ 9.7  $ .12    $  9.1  $  6.9  $ .08
                                    ======= =====  =====   =======  ======  =====



(a) Contract Guarantee:

Under the terms of the company's 1998 sale of Telerate to Bridge Information Systems (Bridge), Dow Jones retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC). The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions. Bridge agreed to indemnify Dow Jones for any liability Dow Jones incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate. In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the company established a reserve of $255 million representing the net present value of the total minimum payments of about $300 million from 2001 through October 2006, using a discount rate of 6%. Bridge filed for bankruptcy in February 2001 but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC. The company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee. The company has various substantial defenses to these claims and the litigation is proceeding.

The first quarter of 2003 and 2002 included charges related to the accretion of the discount on the reserve balance of $2.6 million ($.03 per diluted share) and $3.2 million ($.04 per diluted share), respectively.

                            Dow Jones & Company
                       Notes to Financial Information                  11


(b) Gain on reversal of Telerate sale loss contingency:

In May 1998, the company established a reserve for loss contingencies related to the sale of its Telerate subsidiary to Bridge. In March 2003, based on a settlement in Bridge bankruptcy proceedings, the company recorded a reversal of its reserve of $59.8 million ($.73 per diluted share).

(c) Gains on sale of ONI properties:

The first quarter of 2002 included a gain of $153.4 million ($126.1 million after taxes, or $1.49 per diluted share) resulting from the sale of four of the company's Ottaway newspapers to Community Newspapers Holdings, Inc.


3. The company's business and financial news and information operations are reported in two segments: print publishing and electronic publishing. The results of the company's Ottaway Newspapers subsidiary, which publishes 14 daily newspapers and over 30 weeklies and shoppers in 9 states in the U.S., are reported in the community newspaper segment. Print publishing includes the operations of The Wall Street Journal and its international editions, Barron's and other periodicals, as well as U.S. television operations (results of the company's international television ventures are included in equity in losses of associated companies). Electronic publishing includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.


4. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)                                  Quarters Ended March 31
                                                2003               2002
                                                ----               ----
   Factiva
    Revenues                                 $62,153            $63,426
    Operating income                           2,284              4,651
    Depreciation and amortization              3,202              3,848

   SmartMoney
    Revenues                                 $12,093            $10,973
    Operating income (loss)                       88             (2,448)
    Depreciation and amortization                440                508

   CNBC International (*)
    Revenues                                 $ 8,301            $ 7,207
    Operating loss                            (7,631)            (8,727)
    Depreciation and amortization                998              1,054

(*) Includes the results of CNBC Europe and CNBC Asia.